Exhibit 99.1

Investor Contacts

Media Contacts

Andrew Cook / Linda Ventresca	Laura Accettella
AXIS Capital Holdings Limited	Kekst and Company
info@axiscapital.com	(212) 521-4859
(441) 297-9513

AXIS CAPITAL PROVIDES UPDATE REGARDING NET LOSSES
RELATED TO HURRICANE KATRINA

Pembroke, Bermuda, September 21, 2005 – AXIS Capital Holdings Limited (“AXIS Capital”) (NYSE:  AXS) today announced its initial estimates of net losses related to Hurricane Katrina to be between $500 million and $650 million.  The Company also reiterated its earlier guidance that these net losses are estimated to be within its current expectations of consolidated operating income for the 2005 calendar year, assuming no other large loss events during the year.  The Company’s range of net loss estimates is based upon industry loss predictions of $40 billion to $60 billion and includes wind-related damages, flood-related damages, offshore energy and marine losses and business interruption.

The Company’s net loss estimates are derived from a combination of the output of industry models, market share analyses, a review of in-force contracts and preliminary loss information from the Company’s clients, brokers and loss adjusters.  The Company’s actual losses from Hurricane Katrina may ultimately differ materially from its estimated losses.

AXIS Capital is a Bermuda-based global provider of specialty lines insurance and treaty reinsurance with shareholders’ equity at June 30, 2005 in excess of $3.1 billion and locations in Bermuda, the United States, Europe and Singapore.  Its operating subsidiaries have been assigned a rating of “A” (“Excellent”) by A.M. Best and a rating of “A” (“Strong”) by Standard & Poor’s.  AXIS Capital has been assigned a senior unsecured debt rating of Baa1 (stable) by

AXIS Capital Holdings Limited  106 Pitts Bay Road  Pembroke, Bermuda  HM08

Tel. 441.296.2600  Fax 441.296.3140

www.axiscapital.com

Moody’s Investors Service and BBB+ (stable) by Standard & Poor’s.  For more information about AXIS Capital, visit our website at www.axiscapital.com.

Cautionary Note Regarding Forward-Looking Statements

Statements regarding our net losses related to Hurricane Katrina contained in this release are forward-looking statements within the meaning of the U.S. federal securities laws.   These statements involve risks, uncertainties and assumptions.  Actual events or results may differ materially from our expectations.  Important factors that could cause actual events or results to be materially different from our expectations include our losses or industry losses relating to Hurricane Katrina exceeding current estimates, complex coverage and regulatory issues such as whether such losses result from storm surge or flood and the impact of such losses on our reinsurers.  Additional factors  that could cause actual events or results to be materially different from our expectations include (1) our limited operating history, (2) the occurrence of natural and man-made disasters, (3) actual claims exceeding our loss reserves, (4), failure of any of the loss limitation methods we employ, (5) effects of emerging claims and coverage issues, (6) the failure of our cedants to adequately evaluate risks, (7) the loss of one or more key executives, (8) a decline in our ratings with rating agencies, (9) loss of business provided to us by our major brokers, (10) changes in governmental regulations, (11) increased competition and (12) general economic conditions. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

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